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                                                                    EXHIBIT 5.01


                                November 3, 1997

Ingram Micro Inc.
1600 E. St. Andrew Place
Santa Ana, CA  92705

        RE:    INGRAM MICRO INC. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        I am the General Counsel of Ingram Micro Inc., a Delaware corporation (the "Company"), and am delivering this opinion in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the registration of: (a) 2,485,944 shares (the "Rollover Shares") of the Company's Class A Common Stock, par value $0.01 per share ("Common Stock"), issuable pursuant to the Company's Rollover Stock Option Plan (the "Plan"), (b) 250,000 shares (the "Transferable Option Shares") of Common Stock issuable pursuant to the Company's Amended and Restated 1996 Equity Incentive Plan, as amended (the "Amended 1996 Plan"), (c) 5,767,717 shares (the "II Shares") of Common Stock to be sold by the Ingram Thrift Plan,
(d) 835,245 shares (the "IE Shares") of Common Stock to be sold by the Ingram Entertainment Thrift Plan, and (e) 1,610,392 shares (the "IM Shares") of Common Stock to be sold by the Ingram Micro Thrift Plan, as selling stockholders (collectively, the "Selling Stockholders") (the II Shares, the IE Shares and the IM Shares, collectively, the "Thrift Shares").

        I have examined originals or copies of such documents, corporate records and other instruments as I have deemed necessary for the purposes of rendering this opinion.

        On the basis of the foregoing, I am of the opinion that the Rollover Shares have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the option exercise prices therefor, will be validly issued, fully paid and non-assessable. In addition, I am of the opinion that the Transferable Option Shares have been duly authorized and, when and to the extent issued pursuant to the Amended 1996 Plan upon receipt by the Company of the option exercise prices therefor, will be validly issued, fully paid and non-assessable. I am also of the opinion that, upon conversion of a like number of shares of Class B Common Stock, par value $0.01 per share, presently held by the Selling Stockholders, which will occur automatically upon the sale or transfer thereof by the Selling Stockholders, the Thrift Shares will be validly issued, fully paid and non-assessable.

        I am licensed to practice law in the States of California, Tennessee and Texas, and the foregoing opinion is limited to the laws of such states, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                       Very truly yours,



                                       James E. Anderson, Jr.
                                       Senior Vice President, Secretary
                                       and General Counsel